Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Building Materials Holding Corporation:

We consent to the incorporation by reference in the registration statements Nos. 333-61221 and 333-36387 on Form S-4; 333-150906, 333-150905, 333-136632, 333-117237, 333-44260 and 333-47122 on Form S-8; and 33-52478-99 and 33-80952-99 on Form S-8/A of Building Materials Holding Corporation of our reports dated April 14, 2009, with respect to the consolidated balance sheets of Building Materials Holding Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and our report dated April 14, 2009 with respect to the Company’s internal control over financial reporting as of December 31, 2008,  which reports appear in the December 31, 2008, annual report on Form 10-K of Building Materials Holding Corporation.

Our report dated on the consolidated financial statements of Building Materials Holding Corporation and subsidiaries referred to above contains an explanatory paragraph that states that the Company’s recurring losses from operations and uncertainty whether it will remain in compliance with certain covenants of its bank credit agreement during 2009 raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

San Francisco, California
April 14, 2009